INSIDER TRADING POLICY
1.PURPOSE
By law, employees and directors of publicly-traded companies such as Plexus Corp. (referred to in this policy, along with its subsidiaries and affiliates, as “Plexus”) may not purchase or sell Plexus Securities, or securities of other publicly-traded companies, when they are aware of Material Non-Public Information. Employees and directors of Plexus also may not disclose Material Non-Public Information to others who then trade in Plexus Securities or in securities of another company. This Insider Trading Policy (the “Policy”) provides guidelines to all Plexus employees and directors to ensure compliance with the law.
2.SCOPE
This Policy applies to all Plexus employees globally and Plexus’ Board of Directors. There are additional restrictions mentioned in Sections 7 and 14 that apply only to certain individuals. The prohibition against Trading in Plexus securities while in possession of Material Non-Public Information regarding Plexus also applies to Plexus itself.
3.PARENT AND RELATED DOCUMENTS OR PROCESSES
Parent Document(s):
•Code of Conduct and Business Ethics (CP 472)
Related Document(s):
•Blackout Policy (SOP 9643)
•Securities Trading Compliance Procedures for Directors and Plexus Leadership Team Members
•10b5-1 Plan Requirements and Procedures
4.RESPONSIBILITY
The General Counsel is responsible for administering, updating and communicating this Policy.
5.TERMS
a) Derivatives mean a security whose price or value is related to or derived from a security, such as the value of a company’s common stock. Futures contracts, forward contracts and option contracts (such as puts or calls) are common types of derivatives. See Section 8 for restrictions on the trading of Derivatives relating to Plexus common stock, and Section 13 for restrictions on the trading of Derivatives relating to certain third parties.
b) Material Non-Public Information means information that has not been made available to the general public regarding certain financial, operational and/or other matters that, if it were known to the general public, could be expected to influence a company’s stock price. In other words, it is information that a reasonable investor would consider important in deciding whether to buy or sell a company’s securities. Examples of Material Non-Public Information may include, but are not limited to, a potential business acquisition, sales of substantial assets, significant write-offs or increases in reserves, internal financial information that departs in any way from what the market would expect, important product developments, the acquisition or loss of a major contract or customer, significant litigation or government agency investigations, transactions by the company in its own securities or a significant impending change in management. For information to be “public,” it must be disseminated in a manner reasonably designed to broadly reach investors generally and investors must be given the opportunity to absorb the information.
c) Securities refers to the common stock of Plexus and any other securities that Plexus may issue including, but not limited to, preferred stock, bonds, performance stock units, restricted stock units, stock options, stock appreciation rights or other Derivatives, whether or not issued by Plexus.
d) Short Sale is the sale of Securities that an investor does not own, or a sale that is consummated by the delivery of Securities borrowed by, or for the account of, the investor.
e) Trading or Trade means the purchase, sale, or gifting of Securities, and includes the sale of stock following the exercise of Plexus stock options or following the vesting of equity awards granted by Plexus (other than any associated tax withholding pursuant to previous elections). Trading also includes the exercise of stock appreciation rights and the reallocation of Securities in a 401(k) plan account (other than those made according to pre-established, recurring payroll deductions).
6.GENERAL OBLIGATIONS
Plexus expects all employees and directors to guard against the misuse of confidential information in Securities Trading and to comply fully with the laws prohibiting insider trading and stock tipping. If any employee or director of Plexus becomes aware of Material Non-Public Information relating to Plexus, that person is prohibited from Trading in Plexus Securities, and directly or indirectly disclosing such information to any other person who could use the information to Trade in Plexus Securities. These prohibitions also extend to the person's spouse, to other members of the person's immediate family sharing the same household (including children attending college) and to any corporation, partnership, trust or other entity in which the person holds a controlling or a 10% or greater ownership interest. This prohibition also applies to securities of any other publicly held company (such as a customer or supplier) about which any person learns non-public information through such person’s relationship to or employment with Plexus.

It is a violation of insider trading laws to:
a) Trade Securities, directly or indirectly, while in possession of Material Non-Public Information regarding Plexus;
b) Have any family member, or any corporation, partnership, trust or other entity in which a controlling or a 10% or greater ownership interest is held, make any such transactions, or have anyone else make a Trade on their own or another’s behalf; or
c) Communicate Material Non-Public Information to another person who Trades on the information or who passes the information on to another who Trades, which is known as “tipping.”
Giving tips or Material Non-Public Information about Plexus to outsiders prior to its public distribution is expressly forbidden by law. Requesting that someone Trade Securities in their name for another person or advising outsiders to Trade based on Material Non-Public Information is also against the law.
Liability for insider trading is not dependent upon whether the motivation to Trade is based upon Material Non-Public Information. Regardless of the reason for the Trade, if an employee or director is aware of any Material Non-Public Information concerning Plexus, the Securities and Exchange Commission takes the position that Trading Securities under those circumstances would violate the law. Good judgment should be used at all times. Questions should be directed to the General Counsel before Trading.
7.BLACKOUT POLICY
Plexus has established “Blackout Periods” during which directors and specified employees may not Trade in Plexus Securities. Written notice will be provided to all persons subject to Blackout Periods, in accordance with Plexus’ Blackout Policy. Trading outside of Blackout Periods should not necessarily be considered permissible because all employees and directors are precluded from Trading if they have Material Non-Public Information (which may occur even outside of a Blackout Period).
8.ADDITIONAL PROHIBITED TRANSACTIONS
Plexus considers it improper and inappropriate for employees and directors to engage in Derivatives transactions related to Plexus common stock. Therefore, Plexus at all times prohibits the purchase or sale of Derivatives that relate to Plexus common stock. This prohibition does not apply to the exercise of stock options, stock appreciation rights or other Derivatives granted by Plexus.
Employees and directors are also prohibited from engaging in the following transactions:
a) Short Sales of Plexus Securities and any transactions that are intended to hedge or offset any decrease in the market value of Plexus Securities;

b) Pledges of Plexus Securities as collateral for a loan (including a loan against a person’s Plexus stock fund balance in the 401(k) plan); and
c) Holding or depositing Plexus Securities in a margin account.
In addition to the above prohibitions, except as permitted under a Rule 10b5-1 trading plan, standing orders to Trade Securities should be used only for a very brief period of time. Longer-term standing orders, margin calls, and pledged Securities remove the trader’s control over Trades and could result in a Trade during a Blackout Period or at a time when the trader is in possession of Material Non-Public Information. See the 10b5-1 Plan Requirements and Procedures for the requirements for entering into a Rule 10b5-1 trading plan.
9.CONFIDENTIALITY
Any non-public information relating to Plexus is the property of Plexus and the unauthorized disclosure of such information is forbidden.
10.PENALTIES
The penalties for Trading or tipping other people based on Material Non-Public Information can be quite serious, ranging from felony criminal charges, including jail time, to civil fines up to three times the inappropriate gain or loss avoided. In addition to the personal legal consequences and damage to Plexus’ reputation, violation of this Policy could result in disciplinary action up to and including termination.
11.POST-TERMINATION TRANSACTIONS
This Policy continues to apply to Plexus employees and directors after termination of their relationship with Plexus. If a Plexus employee or director is in possession of Material Non-Public Information when their relationship with Plexus terminates, such person shall continue to comply with this Policy until that information has become public or is no longer material.
12.COMMUNICATION
This Policy will be communicated to all employees and directors no less than annually.
13.THIRD PARTY INFORMATION
In addition to the restrictions set forth in this Policy concerning the Trading of Plexus Securities, Plexus employees and directors are also prohibited from Trading securities of Plexus’ customers, suppliers or other business partners, including Derivatives with regard to the stock of those other entities, when in possession of Material Non-Public Information concerning such companies that was obtained in the course of their relationship with Plexus. If an employee or director of Plexus becomes aware of any Material Non-Public Information relating to any customer, supplier or other Plexus business partner through their relationship with Plexus, they may not:
a) Trade the securities of those companies;

b) Disclose the information to anyone else, unless explicitly authorized by Plexus to do so; or
c) Tell someone else to Trade the securities of those companies on their own or another’s behalf.
14.ADDITIONAL REQUIREMENTS
Directors and officers of Plexus are subject to additional restrictions and requirements, as outlined in the Securities Trading Compliance Procedures for Directors and Plexus Leadership Team Members.

BLACKOUT POLICY
1.PURPOSE
This Blackout Policy (the “Policy”) establishes mechanisms to assist members of the Board of Directors and certain employees of Plexus Corp. and its subsidiaries (“Plexus”) in complying with various insider trading regulations. The Policy establishes time periods during which certain individuals may not purchase or sell Plexus Securities. This Policy supplements the Insider Trading Policy, which applies to all Plexus employees globally and Plexus’ Board of Directors.
2.SCOPE
This Policy applies to Insiders.
3.PARENT AND RELATED DOCUMENTS OR PROCESSES
Parent Document(s):
•Code of Conduct and Business Ethics (CP 472)
Related Document(s):
•Insider Trading Policy (SOP 9448)
•Securities Trading Compliance Procedures for Directors and Plexus Leadership Team Members
•10b5-1 Plan Requirements and Procedures
4.RESPONSIBILITY
The General Counsel is responsible for administering, updating and communicating this Policy.
5.TERMS
a) Derivatives mean a security whose price or value is related to or derived from a security, such as the value of a company’s common stock. Futures contracts, forward contracts and option contracts (such as puts or calls) are common types of derivatives. See Section 8 of the Insider Trading Policy for restrictions on the trading of Derivatives relating to Plexus common stock.
b) Insider means those employees and members of the Board of Directors on the Blackout List, as communicated to such persons as provided in Section 10. In addition, the restrictions of this Policy also extend to an Insider's spouse and other members of the Insider's immediate family sharing the same household (including children attending college), or any corporation, partnership, trust or other entity in which an Insider holds a controlling or a 10% or greater ownership interest. This Policy may also apply to former employees in certain circumstances; see Section 13.
c) Material Non-Public Information means information that has not been made available to the general public regarding certain financial, operational and/or other matters that, if it were known to the general public, could be expected to influence a company’s stock price. In other words, it is information that a reasonable investor would consider important in deciding whether to buy or sell a company’s securities. Examples of Material Non-Public Information may include, but are not limited to, a potential business acquisition, sales of substantial assets, significant write-offs or increases in reserves, internal financial information that departs in any way from what the market would expect, important product developments, the acquisition or loss of a major contract or customer, significant litigation or government agency investigations, transactions by the company in its own securities or a significant impending change in management. For information to be “public,” it must be disseminated in a manner reasonably designed to broadly reach investors generally and investors must be given the opportunity to absorb the information.
d) Trading Day means any day or partial day that NASDAQ (or such other exchange on which Plexus Securities are traded) is open for trading.
e) Securities refers to the common stock of Plexus and any other securities that Plexus may issue including, but not limited to, preferred stock, bonds, performance stock units, restricted stock units, stock options, stock appreciation rights or other Derivatives, whether or not issued by Plexus.
f) Trading means the purchase, sale, or gifting of Securities, and includes the sale of stock following the exercise of Plexus stock options or following the vesting of equity awards granted by Plexus (other than any associated tax withholdings pursuant to previous elections). Trading also includes the exercise of stock appreciation rights and the reallocation of Securities in a 401(k) plan account (other than those made according to pre-established, recurring payroll deductions).
6.WHAT IS A BLACKOUT PERIOD?
Plexus has established quarterly “Blackout Periods” during which Insiders may not buy or sell Plexus Securities. The Blackout Periods begin on the sixth (6th) business day of the third fiscal month of each fiscal quarter and continues through two (2) Trading Days after the market opens following the earnings release for that quarter. Earnings announcements generally occur about four (4) weeks after the end of the quarter. In addition, from time to time, an event may occur that is material to Plexus and is known by only a few employees or directors. The existence of such an event may result in an event-specific Blackout Period being imposed on certain individuals, who will be notified in accordance with Section 10.

Insiders subject to an event-specific Blackout Period will be notified as soon as the Blackout Period concludes.
7.WHO IS ON THE BLACKOUT LIST?
The Blackout List is comprised of members of Plexus’ Board of Directors and employees with significant access to Material Non-Public Information due to the nature of their position with Plexus and/or interaction with other Insiders. The Blackout List will be updated no less frequently than quarterly.
8.WHAT TRANSACTIONS BY INSIDERS ARE PROHIBITED DURING A BLACKOUT PERIOD?
a) Trading Plexus Securities through a broker, on the open market, or a gift (other than pursuant to a 10b5-1 plan; see Section 11 of this Policy);
b) Exercises of Plexus stock options followed by the sale of the underlying shares or the exercise of stock appreciation rights; and
c) Switching existing balances into or out of an Employee Stock Purchase Plan or the Plexus stock fund in the 401(k) plan or changing investment allocations involving Plexus Securities. However, regularly scheduled purchases in such plans pursuant to pre-established, recurring payroll deductions are allowed.
See the Insider Trading Policy for transactions that are prohibited at all times.
9.WHAT TRANSACTIONS BY INSIDERS ARE ALLOWED DURING A BLACKOUT PERIOD?
a) Exercises of Plexus stock options and holding of the underlying shares;
b) Tax withholding of Plexus stock in connection with the vesting of equity awards granted by Plexus pursuant to previous elections;
c) Regular recurring payroll deductions for investment in the Plexus stock fund in the 401(k) plan;
d) Transfers of Plexus stock to or from a trust; or
e) Trades pursuant to 10b5-1 plans (see Section 11 of this Policy).
10.NOTIFICATION
Plexus will notify all Insiders subject to this Blackout Policy. Additionally, Plexus will typically send out notices reminding Insiders of their obligations approximately two (2) weeks prior to the start of each recurring quarterly Blackout Period or as needed for event-specific Blackout Periods.

11. 10B5-1 PROGRAM
Rule 10b5-1 provides an affirmative defense from insider trading liability under Securities and Exchange Commission Rule 10b-5. To be eligible for this defense, an Insider may enter into a “10b5-1 plan” for trading stock. An Insider may only enter into a 10b5-1 plan during an open trading window (i.e., not during a Blackout Period) as long as such person is not in possession of Material Non-Public Information about Plexus. See the 10b5-1 Plan Requirements and Procedures for the requirements for entering into a Rule 10b5-1 trading plan.
12.INSIDER TRADING
All Plexus employees and directors are subject to Plexus’ Insider Trading Policy. Accordingly, such persons are prohibited from Trading while in the possession of Material Non-Public Information regarding Plexus and must not provide or tip any Material Non-Public Information to anyone. Trading during periods other than the Blackout Periods is not necessarily permissible because the provisions of the Insider Trading Policy still apply.
13.TERMINATION OF INSIDER STATUS AND APPLICATION OF BLACKOUT PERIOD RESTRICTIONS
If an individual ceases to be an Insider during a Blackout Period or within seven (7) calendar days of the commencement of the Blackout Period, such person will remain subject to the restrictions in this Policy until the end of the Blackout Period.

SECURITIES TRADING COMPLIANCE PROCEDURES FOR DIRECTORS AND PLEXUS LEADERSHIP TEAM MEMBERS
1.PURPOSE
These Securities Trading Compliance Procedures for Directors and Plexus Leadership Team Members (the “Compliance Procedures”) are intended to provide guidelines with respect to transactions involving Plexus Securities, and supplement the restrictions within Plexus’ Insider Trading Policy.
2.SCOPE
Sections 1-5 of these Compliance Procedures apply to all Plexus directors and Plexus Leadership Team (“PLT”) members. Section 6 applies only to Section 16 Filers.
3.RELATED DOCUMENTS AND PROCESSES
Parent Document(s):
•Insider Trading Policy (SOP 9448)
Related Document(s):
•Blackout Policy (SOP 9643)
•10b5-1 Plan Requirements and Procedures
4.TERMS
a) Derivatives mean a security whose price or value is related to or derived from a security, such as the value of a company’s common stock. Futures contracts, forward contracts and option contracts (such as puts or calls) are common types of derivatives. See the Insider Trading Policy for restrictions on the trading of Derivatives relating to Plexus common stock.
b) Material Non-Public Information means information that has not been made available to the general public regarding certain financial, operational and/or other matters that, if it were known to the general public, could be expected to influence a company’s stock price. In other words, it is information that a reasonable investor would consider important in deciding whether to buy or sell a company’s securities. Examples of Material Non-Public Information may include, but are not limited to, a potential business acquisition, sales of substantial assets, significant write-offs or increases in reserves, internal financial information that departs in any way from what the market would expect, important product developments, the acquisition or loss of a major contract or customer, significant litigation or government agency investigations, transactions by the company in its own securities or a significant impending change in management. For information to be “public,” it must be disseminated in a manner reasonably designed to broadly reach investors generally and investors must be given the opportunity to absorb the information.
c) SEC refers to the Securities and Exchange Commission, an agency of the United States government.
d) Section 16 Filers are those directors and officers (including, in certain instances, former directors and officers) that are required to file insider transaction reports with the SEC pursuant to Section 16 of the Securities Exchange Act of 1934.
e) Securities refers to the common stock of Plexus and any other securities that Plexus may issue including, but not limited to, preferred stock, bonds, performance stock units, restricted stock units, stock options, stock appreciation rights or other Derivatives, whether or not issued by Plexus.
f) Short Sale is the sale of Securities that an investor does not own, or a sale that is consummated by the delivery of Securities borrowed by, or for the account of, the investor.
g) Trading or a Trade means the purchase, sale, or gifting of Securities, and includes the sale of stock following the exercise of Plexus stock options or following the vesting of equity awards granted by Plexus (other than any associated tax withholding pursuant to previous elections). Trading also includes the exercise of stock appreciation rights and the reallocation of Securities in a 401(k) plan account (other than those made according to pre-established, recurring payroll deductions).
5.GUIDELINES FOR ALL DIRECTORS AND PLT MEMBERS
a) PRE-CLEARANCE PROCEDURES
The General Counsel must be notified prior to any contemplated sale, purchase, gift or other transfer of Plexus Securities by a director or PLT member or any member of their immediate family sharing the same household (including children attending college), or any corporation, partnership or trust in which such person holds ownership interest. This includes any re-balancing of a Plexus stock fund account in the 401(k) plan. If a director or PLT member cannot reach the General Counsel for pre-clearance, the Chief Financial Officer should be contacted. Best efforts will be used to respond to any pre-clearance request within 1 business day. Directors and PLT members must receive clearance before initiating a Trade or calling a broker. A Trade that is “called off” could alert a broker that there may be material events occurring at Plexus.
b) OWNERSHIP GUIDELINES
Directors and PLT members are expected to comply with stock ownership guidelines established by Plexus from time to time. The General Counsel will review ownership during the pre-clearance process, but compliance with the stock ownership guidelines is ultimately the responsibility of each director and PLT member.
c) 10B5-1 PLANS
Rule 10b5-1 provides an affirmative defense from insider trading liability under SEC Rule 10b-5. To be eligible for this defense, an insider may enter into a “10b5-1 plan” for trading stock. Directors and PLT members may only enter into a 10b5-1 plan during an open trading window (i.e., not during a Blackout Period, which, as defined in Plexus’ Blackout Policy, is a period during which specified individuals may not buy or sell Securities) as long as such person is not in possession of Material Non-Public Information about Plexus. See the 10b5-1 Plan Requirements and Procedures for the requirements for entering into a Rule 10b5-1 trading plan.
d) INSIDER TRADING; BLACKOUT POLICY
Directors and PLT members are subject to Plexus’ Insider Trading Policy and Blackout Policy. Accordingly, they must not Trade at any time such individuals are in possession of Material Non-Public Information regarding Plexus, and are prohibited from Trading during any Blackout Period. They must not provide or tip any of this information to anyone outside of Plexus.
6.GUIDELINES FOR SECTION 16 FILERS
a) SHORT SALES; SHORT-TERM TRADING
Short Sales are prohibited. Section 16 Filers who purchase Securities must retain such Securities for at least six months. The General Counsel will keep track of transactions by Section 16 Filers; however, compliance with these restrictions is ultimately the personal responsibility of each Section 16 Filer. Under the SEC's short swing trading rules, Section 16 Filers are required to disgorge any "profits" if such person purchases any Plexus Securities and then sells any Plexus Securities (whether or not the same Securities) for a higher price than the Securities that were purchased in a period of less than six months . Similarly, a Section 16 Filer could be liable if such person sells any Plexus Securities and then purchases Plexus Securities at a lower price within a period of less than six months. For purposes of these rules, "buy" and "sell" are very expansive terms, and include some transactions that are not traditional purchases or sales, and profit is computed to maximize disgorgement (and is not limited to taxable gain). These liabilities may extend to immediate family members and to entities that are controlled by the Section 16 Filer or where they have a significant ownership interest.
b) REPORTING OBLIGATIONS
Section 16 Filers are subject to the reporting requirements of the SEC. All filings (Forms 3, 4 and 5) will be prepared and filed by the General Counsel or their designee; however, compliance with the reporting requirements is the personal responsibility of each Section

16 Filer. Detailed information regarding any Trade must be provided to the General Counsel immediately after completion of the Trade to allow for timely filing (which must be completed within 2 business days of the Trade). Section 16 Filers are not required to report normal 401(k) plan allocations to the Plexus stock fund in the bi-weekly payroll or prospective only changes in investment alternatives; however, re-balancing the Plexus stock fund balance in a 401(k) account may require current reporting. The General Counsel will retain a complete copy of all Section 16 filings.
c) FORM 144 REPORTS
Section 16 Filers are required to file Form 144 prior to or concurrent with making an open market sale of Plexus stock. Form 144 notifies the SEC of an intent to sell Plexus Securities. This form is generally prepared and filed by brokers, will be made electronically and available to the public to review, and is in addition to the reporting obligations described above. However, the Form 144 is also the responsibility of the individual Section 16 filer.
7.COMMUNICATION
These Compliance Procedures will be communicated to all directors and PLT members no less than annually.
Any questions should be directed to the General Counsel.

10B5-1 PLAN REQUIREMENTS AND PROCEDURES
1.PURPOSE
Rule 10b5-1 under the Securities Exchange Act of 1934 provides an affirmative defense to insider trading liability when a person adopts a plan for the trading of securities at a time when such person does not possess material nonpublic information. A Rule 10b5-1 trading plan (“Plan”) provides a means for employees and directors that are subject to trading blackout periods to purchase and/or sell stock in a way that complies with SEC rules, including during blackout periods. The following summarizes associated requirements and procedures, and supplements the restrictions within Plexus’ Insider Trading Policy and Blackout Policy.
2.PARENT AND RELATED DOCUMENTS OR PROCESSES
Parent Document(s):
•Insider Trading Policy (SOP 9448)
Related Document(s):
•Blackout Policy (SOP 9643)
•Securities Trading Compliance Procedures for Directors and Plexus Leadership Team Members
3.TERMS
Capitalized terms used herein are as defined in the Blackout Policy.
4.RULE 10B5-1 TRADING PLAN REQUIREMENTS
a) PRE-CLEARANCE
Plexus Leadership Team members and directors wishing to enter into a 10b5-1 Plan must notify the General Counsel at least one week prior to the intended entry into the Plan, for pre-clearance and to allow ample time for Plan review.
b) TIME OF ADOPTION AND GOOD FAITH CONDITION
The Insider must adopt the Plan: (a) during an open trading window, and (b) at a time when they are not aware of Material Non-Public Information. The Insider must act in good faith with respect to the Plan, and not use it as part of a plan or scheme to evade the general prohibition against Trading on the basis of Material Non-Public Information.
c) COOLING-OFF PERIOD
For persons other than issuers, the Plan must provide for a waiting period between the date of signing and the earliest possible trade date under the Plan (a “cooling-off period”).

The required cooling-off period:
•For directors and Section 16 filing officers is the later of: (a) ninety (90) days, or (b) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the Plan was adopted, subject to a maximum of 120 days; and
•For others is thirty (30) days.
d) DOCUMENTATION
The Plan must be documented in a binding written arrangement that specifies:
•Trading details, including the amount, price, and dates for the Securities to be Traded; and
•The Insider is prohibited from exercising any subsequent influence over how, when or whether to effect Trades under the Plan.
For directors and Section 16 filing officers, the Plan must additionally include a representation that they: (1) are not aware of material non-public information about the issuer or its securities, and (2) are adopting the Plan in good faith and not as a scheme to evade the prohibitions of Rule 10b-5.
e) COMPLIANCE WITH THE PLAN
After a Plan is adopted, the Trades outlined therein must be made in compliance with the Plan. A transaction is not “pursuant to the plan” under Rule 10b5-1 if there has been any alteration, deviation or change in the Plan, or if the Insider has entered into a corresponding or hedging position with respect to the Securities.
f) NO OVERLAPPING PLANS
Insiders (other than issuers) may not have more than one Plan in place at the same time, other than:
•Contracts with multiple brokers - A series of separate contracts with different broker-dealers or other agents may be treated as a single Plan if each, when taken as a whole, meets the applicable conditions of and remain collectively subject to Rule 10b5-1.
•Later-commencing Plans - An Insider may maintain separate Plans at the same time so long as trading under the later-commencing Plan is not authorized to begin until after all trades under the earlier-commencing Plan are completed or expired without execution.

•Sell-to-cover Plans - An Insider may enter into additional Plans that only authorize qualified "sell-to-cover" transactions in order to satisfy tax withholding obligations at the time an equity award vests and the person does not otherwise exercise control over the timing of such sales.
•    Contracts with multiple brokers – A series of separate contracts with different broker-dealers or other agents may be treated as a single Plan if each, when taken as a whole, meets the applicable conditions of and remain collectively subject to Rule 10b5-1.
•    Later-commencing Plans – An Insider may maintain separate Plans at the same time so long as trading under the later-commencing Plan is not authorized to begin until after all trades under the earlier-commencing Plan are completed or expired without execution.
•    Sell-to-cover Plans – An Insider may enter into additional Plans that only authorize qualified “sell-to-cover” transactions in order to satisfy tax withholding obligations at the time an equity award vests and the person does not otherwise exercise control over the timing of such sales.
g) RESTRICTION ON SINGLE-TRADE PLANS
Anyone (other than issuers) may only once during any 12-month period rely on the Rule 10b5-1 affirmative defense for a single-trade Plan (one designed to effect the purchase or sale of the total amount of the securities subject to the Plan as a single transaction) with the exception of “sell-to-cover” plans as described above. The determination of whether a Plan constitutes a single-trade Plan pursuant to the exception provided in Rule 10b5-1 will be made by the General Counsel.
5.REQUIRED DISCLOSURES
a) QUARTERLY REPORTING OF TRADING ARRANGEMENTS
Plexus is required to disclose in its Form 10-Qs and 10-K: (a) whether any director or Section 16 filing officer has adopted, modified or terminated Plan and (b) a description of the material terms of such Plans, such as the name and title of the Insider, the date of adoption or termination of the Plan, the duration of the Plan, and the aggregate number of securities to be sold or purchased under the Plan.
b) FORM 4 DESIGNATION
Forms 4 and 5 will include a “check the box” requirement to indicate whether a reported transaction is pursuant to a Plan.
6.RULE 10B5-1 PLAN ADOPTION PROCEDURE
Insiders should speak with their brokers for assistance in establishing a 10b5-1 Plan, after obtaining pre-clearance if/as required as outlined above. Once the draft Plan is prepared

(in compliance with the above requirements), it will need to be signed by the Insider, the broker, and on behalf of Plexus by the General Counsel or their designee. Insiders must ensure all Plans and the details of all transactions executed under a Plan are timely provided to Legal to ensure compliance with associated pre-clearance and disclosure requirements.
E*Trade’s 10b5-1 plan team can be reached at 10b51@etrade.com for assistance with Plan preparation.